Exhibit 99.1
Tanger Factory Outlet Centers, Inc.

For Release:                                    IMMEDIATE RELEASE

Contact:                                           Frank C. Marchisello - (336) 834-6834

TANGER INCREASES DIVIDEND FOR 16TH CONSECUTIVE YEAR

GREENSBORO, NC, April 9, 2009, Tanger Factory Outlet Centers, Inc.(NYSE:SKT), announced today that its Board of Directors approved an increase in the annual dividend on its common shares from $1.52 per share to $1.53 per share.  Simultaneously, the Board of Directors declared a quarterly dividend of $.3825 per share for the first quarter ended March 31, 2009.  A cash dividend of $.3825 per share will be payable on May 15, 2009 to holders of record on April 30, 2009.  The Company has paid dividends each quarter since becoming a public company in May 1993.

The Company’s Board of Directors also declared a dividend of $.46875 per share on its 3,000,000 7.5% Class C Preferred Shares.  A cash dividend of $.46875 per Preferred Share will be payable on May 15, 2009 to holders of record on April 30, 2009.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a fully integrated, self-administered and self-managed publicly traded REIT.  The Company owns and operates 31 outlet centers in 21 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area.  Tanger also manages for a fee and owns an interest in two outlet centers containing approximately 950,000 square feet.  For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

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3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931